Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in Registration Statement on Form S-3 (Nos. 333-206396, 333-227019, 333-227022) of our report dated January 30, 2020, with respect to the statement of Assets Acquired and Liabilities Assumed and related notes of Microchips Biotech, Inc. as of November 20, 2019 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph related to the basis of presentation), included in this current report on Form 8-K/A of Daré Bioscience, Inc. and Subsidiaries.

/s/ Mayer Hoffman McCann P.C.

San Diego, California
January 30, 2020